Exhibit 10.2

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) private or confidential. [***] indicates that information has been redacted.

Shareholder Commitment

To:	The Directors of ClimateRock Holdings Limited

Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay, Grand Cayman,

KY1-9009, Cayman Islands

6 October 2022

Proposed acquisition by ClimateRock Holdings Limited (the “Bidder”) of E.E.W. Eco Energy World Plc (the “Target”) and related re-registration of the Target

1.	Proposed Acquisition

1.1	In this undertaking all references to the “Acquisition” shall mean the proposed acquisition by the Bidder, or any of its group undertakings, of the entire issued and to be issued share capital of the Target and any outstanding options in the Target:

(a)	to be effected by way of a takeover offer (the “Offer”) within the meaning of section 974 of the Companies Act 2006 (the “CA 2006”);

(b)	to be effected as part of a de-SPAC process pursuant to which the Bidder and the Target, among others, intend to enter into a business combination agreement (the “BCA”) whereby Climaterock Merger Sub Limited will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity, as a result of which ClimateRock shall become a wholly-owned subsidiary of the Bidder prior to the proposed acquisition by the Bidder (or any of its group undertakings) of the entire issued and to be issued share capital of the Target pursuant to the Offer and any outstanding options in the Target (in consideration for the issue and allotment of a substantially equivalent security in the Bidder), and

(c)	made by or on behalf of the Bidder substantially on the terms and conditions set out in Article II of the BCA, subject to:

(i)	any inclusion of any alternative or additional terms and conditions as may be required to comply with the requirements of any applicable law or regulation, and/or any non-material modifications agreed to by the Bidder and the Target:

(ii)	the re-registration of the Target from a public limited company to a private limited company in accordance with the CA 2006 (the “Re-registration”); and

(iii)	each of the conditions to Closing (as defined in the BCA) set out in Article VIII of the BCA having been waived or satisfied in accordance with the terms of the BCA save for any condition relating to the conditions of the Offer having been waived or satisfied.

1.2	Certain terms used in this undertaking are defined in Clause 14 below.

2.	Undertakings

Subject to signing of the BCA within five Business Days of this undertaking (or such later time and date as the Bidder and the Target shall agree), I irrevocably and unconditionally undertake, confirm, represent and warrant to the Bidder on the terms set out in Clauses 3 to 13 (inclusive) of this undertaking.

3.	Ownership and Capacity

3.1	Schedule 1 to this undertaking contains true, complete and accurate details of all Target securities in which I am interested (“Relevant Securities” having the meaning set out in clause 15.1(e) below and “interest” having the meaning set out in Clause 15.1(f)).

3.2	I do not have an interest in any other shares or securities of the Target or its subsidiary undertakings (or rights to subscribe, purchase or otherwise acquire such shares or securities) other than those set out in Schedule 1 and as described in Clause 15.1(f)).

3.3	I am the beneficial owner of, or am otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of, the Relevant Securities. Unless otherwise specified, I am also the registered holder of all the Relevant Securities.

3.4	I am able to transfer the Relevant Securities free from all liens, charges, options, equities, encumbrances, rights of pre-emption or other third party rights and interests of any nature and together with all rights now or hereafter attaching thereto, including the right to all dividends and other distributions (if any) declared, made or paid hereafter subject to the matters referred to in the Announcement.

3.5	I am able, and have full power and authority to enter into this undertaking and to perform all of my obligations under it in accordance with their terms and to accept the Offer in respect of the Relevant Securities.

4.	Voting in favour of the Re-registration

4.1	I irrevocably undertake to exercise, or to cause the registered holder to exercise, all voting rights attaching to the Relevant Securities at any general meeting of the Target (or at any adjournment of any such meeting) (the “GM”), in favour of:

(a)	the Re-registration; and

(b)	the adoption of new articles of association pursuant to which any Relevant Securities issued following the Unconditional Date (as defined in the BCA) will be automatically sold and transferred to the Bidder on the terms and conditions set out in the BCA, including any resolutions (whether or not amended and whether put on a show of hands or a poll) necessary or desirable to give effect to the Re-registration and the adoption the new articles of association (the “Resolutions”) as set out in the notices of meeting in the circular to be sent to shareholders of the Target containing an explanation of the Re-registration in the Agreed Form (the “Re-registration Circular”) and against any proposal to adjourn the GM or to amend the Re-registration Circular or which is likely to impede or frustrate the Re-registration in any way or prevent the Re-registration from becoming effective.

4.2	Without prejudice to Clause 4.1, I shall after the posting of the Re-registration Circular to the Target’s shareholders, and without prejudice to my right to attend and vote in person at the GM:

(a)	return, or procure the return of, executed copies of the forms of proxy enclosed with the Re-registration Circular, (completed, signed and voting in favour of the Re-registration and the Resolutions and, if required by the Bidder, appointing any person nominated by the Bidder to attend and vote at the GM should I or a proxy appointed by me not attend and vote in favour of the Re-registration and the Resolutions at the GM), in accordance with the instructions printed on the forms of proxy, as soon as possible and in any event within 24 hours after the date of posting of the Re-registration Circular; and

(b)	not revoke or withdraw the forms of proxy once they have been returned in accordance with Clause 4.2(a).

4.3	In the event that I acquire any interest in Relevant Securities after the date of this undertaking, the obligations in Clauses 4.1 to 4.2 shall apply in relation to those securities.

5.	Acceptance of Offer

5.1	I irrevocably undertake to accept, or cause the registered holder to accept, the Offer, when made, in respect of all the Relevant Securities. I understand that this undertaking will be terminated only upon the occurrence of any of the events set out in Clause 11 of this undertaking.

5.2	I agree that I will fulfil the undertaking set out in Clause 5.1 above as soon as possible and in any event by no later than 24 hours after despatch to Target shareholders of the formal document containing the Offer in the Agreed Form (the “Offer Document”) by forwarding or procuring the forwarding of a form of acceptance and all relevant share certificates and other documents of title in respect of all of the Relevant Securities or a form of indemnity acceptable to the board of directors of the Target in respect of any lost certificates or other documents of title.

5.3	In the event that I acquire any interest in Relevant Securities after the date of this undertaking, the obligation in Clause 5.2 to accept the Offer within 24 hours after posting of the Offer Document shall, in respect of such securities, be read as an obligation to accept, or procure the acceptance of, the Offer in respect of such securities as soon as is practicable after I acquire an interest in those securities and in any event within 24 hours of acquiring those interests.

6.	Withdrawal Rights

6.1	I undertake that I will not withdraw my acceptance of the Offer in respect of any of the Relevant Securities and I undertake that I will procure that no rights to withdraw any acceptance of the Offer in respect of any of the Relevant Securities are exercised during the period of the Offer.

7.	Dealings in Relevant Securities

7.1	Save for as set out in Clause 7.2, I shall not (and will procure that the registered holder(s) of the Relevant Securities will not) without the written consent of the Bidder:

(i)	sell, transfer, mortgage, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, mortgaging, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of the Relevant Securities or interest in any Relevant Securities (or enter into any agreement or arrangement to do any of the foregoing) except pursuant to the Acquisition, or accept any other offer or proposal for acquisition in respect of all or any Relevant Securities;

(ii)	solicit or enter into any undertaking or agreement with any third party relating to any Relevant Securities or any interest in them, including (without limitation) any agreement that could prevent or restrict me from accepting the Offer or selling, or granting any call option over, any Relevant Securities to the Bidder;

(iii)	deal in any shares or securities in the Target or any interest therein; or

(iv)	other than pursuant to the Acquisition, solicit or enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

(A)	to do all or any of the acts referred to in Clauses (i) to (iii) (inclusive) above; or

(B)	which would or might restrict or impede acceptance of, or be otherwise prejudicial to, the Acquisition in respect of the Relevant Securities,

each of the above a “Restricted Dealing”.

For the avoidance of doubt, references in this Clause 7 to any agreement, arrangement or obligation shall include any such agreement, arrangement, understanding or obligation whether formal or informal and whether or not subject to any conditions, or which is to take effect upon or following withdrawal or lapsing of the Offer, or upon or following this undertaking ceasing to be binding, or upon or following any other event,

7.2	Any Restricted Dealings:

(a)	up to a maximum aggregate value of USD 20,000,000 (determined by reference to the number of Restricted Securities which I and/or Svante Kumlin dispose of);

(b)	where the acquirer is a PIPE Investor (as defined in the BCA) and the Bidder and the Company, each acting reasonably, determine that the level of demand from prospective PIPE Investors exceeds USD 40,000,000 and such excess demand is sufficient to cover the amount of Restricted Securities proposed to be sold to such PIPE Investors; or

(c)	where the acquirer of the Relevant Securities is Controlled (as defined in the BCA) by me,

and pursuant to which the acquirer of the Relevant Securities enters into, and delivers a copy to the Bidder of, an irrevocable undertaking on the same terms as set out in this letter (or otherwise on terms satisfactory to the Bidder) shall not require consent of the Bidder (each a “Permitted Restricted Dealing”).

8.	Shareholder Actions

8.1	I shall not, in any capacity as a shareholder, without the prior written consent of the Bidder, requisition solely or jointly, any general or class meeting of the Target.

8.2	I shall exercise or procure the exercise, by proxy or in person, of the votes attaching to the Relevant Securities in respect of any resolution proposed at any general or class meeting of the Target, or at any adjournment thereof (a “Relevant Resolution”):

(a)	in favour of any such resolution the passing of which is necessary or desirable to effect, implement or fulfil any condition of the Offer or the Re-registration;

(b)	against any such resolution whose passing is required in connection with any offer for Target securities that is made by a person other than the Bidder or any group undertaking of the Bidder; and

(c)	against any such resolution which, if passed, might result in any condition of the Offer or the Re-registration not being fulfilled or which might impede or frustrate the Offer or the Re-registration in any way.

I acknowledge and accept that any resolution to adjourn a general or class meeting of the Target whose business includes the consideration of a Relevant Resolution, and a resolution to amend a Relevant Resolution, is also a Relevant Resolution.

9.	Non-Solicitation

9.1	I shall not (and shall procure that the registered holder(s) of the Relevant Securities will not):

(a)	solicit, make or propose or negotiate with any other person with respect to, or announce an intention to make, any offer for any securities of the Target or disclose any intent, purpose, plan or proposal with respect to the Target or any securities or assets of the Target inconsistent with the provisions of this undertaking; or

(b)	assist, participate in, facilitate, encourage or solicit any effort or attempt by any person to do or seek to do any of the foregoing; and

9.2	I will promptly notify you and procure that the registered holder of the Relevant Securities promptly notifies you in writing of any communication, invitation, approach or inquiry I or the registered holder receives, respectively, from any third party concerning the acquisition of any of the securities in the Target or which is in relation to or could lead to an offer being made for any securities or assets of the Target and/or any of its subsidiaries.

10.	Disclosure

10.1	I consent to the issue of a press announcement incorporating references to me and to this undertaking substantially in the terms set out in the Signing Press Release (as defined in the BCA).

10.2	I undertake to provide you on request with all such further information at my disposal in relation to my interests, and those of any person connected with me, in securities of the Target as you may require in order to comply with the requirements any legal or regulatory requirements for inclusion in the Offer Document (or any other document required in connection with the Acquisition), and I will immediately notify you in writing of any material change in the accuracy or import of any information previously supplied to you by me.

11.	Termination

11.1	This undertaking shall terminate immediately and shall cease to have any effect if:

(a)	the Offer Document is not sent to shareholders by the date falling 14 calendar days prior to the Outside Date (as such term is defined in the BCA) or such later time or date as the Bidder and the Target agree;

(b)	the Offer lapses or is withdrawn in accordance with its terms; or

(c)	the BCA is terminated in accordance with its terms.

11.2	I confirm that, if this undertaking lapses, I shall have no claim against the Bidder and the Bidder shall have no claim against me, save in respect of any prior breach of this undertaking.

12.	Power of Attorney

I hereby irrevocably and by way of security for the performance of my obligations set out in this undertaking appoint each of the Bidder and any director of the Bidder severally to be my attorney to execute as a deed and deliver on my behalf (i) forms of acceptance to be issued with the Offer Document in respect of the Relevant Securities (ii) a proxy form in connection to the Re-organisation, and (iii) to sign, execute and deliver any documents (including without limitation any indemnity in a customary form in respect of any lost or missing share certificates) and to do all acts and things as may be necessary for or incidental to the acceptance of, or voting in favour of the Acquisition and Re-registration in respect of the Relevant Securities and/or for giving full effect to this undertaking (and undertake to ratify such acts if called upon to do so).

13.	General

13.1	I acknowledge and accept that nothing in this undertaking obliges the Bidder to announce or make the Acquisition.

13.2	I acknowledge and accept that my confirmations, warranties and undertakings contained in this letter of undertaking will not be extinguished or affected by completion of the transfer of the Relevant Securities pursuant to the Acquisition.

13.3	I acknowledge and accept that time shall be of the essence as regards any time, date or period mentioned in this undertaking or extended by mutual agreement.

13.4	With regard to any of the Relevant Securities not registered in my name, the confirmations, warranties and undertakings contained in this undertaking are given by me on behalf of those persons in whose names such of the Relevant Securities are registered and I undertake to procure the due compliance by such persons with such confirmations, warranties and undertakings.

13.5	I confirm that I have received independent advice regarding the nature of this undertaking and that I fully understand my obligations hereunder and the consequences of entering into those obligations. I understand and agree that, if I fail to vote in favour of the Re-registration or to accept the Offer in accordance with my obligations in this undertaking or if I am otherwise in breach of those obligations, an order of specific performance may be the only adequate remedy. I also accept and agree that this undertaking shall be binding on my estate and personal representatives.

13.6	Nothing in this undertaking is intended to confer on any person any right to enforce any term of this undertaking which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

13.7	This undertaking will be governed by and construed in accordance with English law and I irrevocably submit to the exclusive jurisdiction of the English courts in relation to any legal action or proceedings arising out of or in connection with this undertaking and waive any objection to such proceedings in such courts on the grounds of venue or that the proceedings have been brought in an inappropriate forum.

13.8	This undertaking superseded any previous written or oral agreement between us in relation to the matters dealt with in this undertaking and contains the whole agreement between us relating to the subject matter of this undertaking.

14.	Notices

14.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this undertaking shall be in writing and shall be delivered via email, personally or sent by prepaid first class post (air mail if posted to or from a place outside the United Kingdom) and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two business days after the date of posting;

(c)	if sent by email, upon the generation of a recipient notice by the recipient’s server or, if such notice is not generated, upon delivery to the recipient’s server; and

(d)	if sent by air mail, three business days after the date of posting,

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. (London time) on a business day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. (London time) on the next business day.

14.2	The addresses for serving notice pursuant to Clause 14.1 are:

Name:	Annette Kumlin

Address:	[***]

Email:	[***]

14.3	A party may notify the other party to this undertaking of a change to its name, relevant addressee, address or email address for the purposes of Clause 14.1 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five business days after the date on which notice is given, the date falling five business days after notice of any such change has been given.

15.	Interpretation

15.1	In this undertaking:

(a)	“Agreed Form” means in the form agreed by or on behalf of the parties in writing;

(b)	references to “Business Days” means a day, other than a Saturday, Sunday or public holiday when banks are open for business in London;

(c)	references to the “Code” means the City Code on Takeovers and Mergers;

(d)	the expressions “the Offer“ and “the Acquisition” shall be construed mutatis mutandis as including any amended, revised, extended, improved, increased, additional or other offer or offers made, by or on behalf of the Bidder for, or in relation to, the securities of the Target;

(e)	“Relevant Securities” means all Target shares and securities in which I am interested and including any shares or other securities in the Target either (i) issued or unconditionally allotted to me after the date hereof and attributable to such shares or securities; or (ii) which I acquire or purchase after the date of this undertaking;

(f)	an “interest” in shares or securities: (a) has the same meaning in this undertaking as it does for the purposes of section 820 and sections 822-825 of the CA 2006; and (b) (to the extent not covered by (a)) anything that is treated as an interest under the definition in the Code of “interests in securities”. Without prejudice to the foregoing, I am taken to be interested in the following:

(i)	all securities that may be acquired by me pursuant to the vesting of awards granted under any share incentive plan established or operated by the Target or any of its subsidiaries;

(ii)	all securities that may (1) be acquired by me upon the exercise of any options granted to me by the Target under any executive share option scheme or similar scheme established or operated by the Target; or (2) be receivable by me under any HM Revenue and Customs approved share scheme;

(iii)	any securities held by the trustees of any employee share ownership plan established by or operated by the Target, or my own personal pension plan, on my behalf;

(iv)	any securities held by the trustees of any occupational pension plan established by or operated by the Target of which I am a member; and

(v)	all interests in shares or securities issued by the Target that are owned legally or beneficially by any person who is connected to me within the meaning of section 252 of the CA 2006 (which includes my spouse, my children and step-children under the age of 18 and certain family trusts and family companies);

(g)	the term “group undertaking ” shall be construed in accordance with section 1161 of the Companies Act 2006;

(h)	the expression “dealing” is to be construed in accordance with the definition of “dealings” in the Code; and

15.2	The headings and sub-headings in this undertaking are for convenience only and shall not affect its interpretation.

15.3	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa.

This document has been executed as a deed and is delivered and takes effect on the date first above written.

SIGNED by ANNETTE KUMLIN	/S/ANNETTE KUMLIN
in the presence of:	ANNETTE KUMLIN

Witness’s Signature

Name:

Address:

Occupation:

[Signature page to Shareholder Commitment]

Schedule 1

Interests in Target

My “interests” in the Target (including those of myself, members of my immediate family, related trusts and connected persons on the date of this undertaking are as follows:

(1)       Shares

Number of Relevant Securities	Class	Registered holder	Beneficial owner	Where I am not the registered holder or beneficial owner, the nature of my interest (e.g. discretionary fund or investment manager)
50,216,000	Ordinary	Aurora Nominees Limited	Annette Kumlin	N/A